Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2008, relating to the consolidated financial statements of Indiana Community Bancorp (formerly Home Federal Bancorp) and subsidiaries, and the effectiveness of Indiana Community Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Indiana Community Bancorp for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Cincinnati, OH
January 27, 2009